Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Tyler P. Schuessler
Vice President,
Organizational Development and
Investor Relations
(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS 3rd QUARTER SALES AND EARNINGS
Company Reports Strong Sales and Increased Normalized Profit Growth

GREENWICH, CT, USA, December 8, 2011: Blyth, Inc. (NYSE: BTH), a leading multi-channel designer and marketer of home fragrance and home décor, as well as health and wellness products, today reported that Net Sales for the third quarter ended October 31, 2011 increased approximately 33% to $220.2 million versus $165.4 million for the prior year period primarily due to significant year-over-year sales growth at ViSalus Sciences.  International sales represented 40% of third quarter sales this year compared to 43% last year.

Operating Profit for the third quarter was $0.8 million this year versus $0.4 million last year.  During this year’s third quarter, the Company incurred a $7.3 million pre-tax ViSalus equity incentive charge versus a $1.1 million pre-tax charge last year.  Excluding the impact of these charges, operating profit would have been $8.1 million this year versus $1.5 million last year.

Commenting on the Company’s financial results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, “Strong sales and earnings growth at ViSalus continued during the third quarter as momentum behind the Body By Vi 90 Day Challenge drove increased sales and active independent Promoters.  The message of Health, Life and Prosperity that is reflected in the ViSalus opportunity for consumers and Promoters has continued to spread throughout the United States.”

Mr. Goergen continued, “In the United States, PartyLite management’s implementation of new programs to attract and retain Consultants, Leaders, Hosts and Guests has begun to show progress, with marked improvement in active independent Consultants, which are approximately equal to last year’s third quarter, representing real improvement versus recent trends.”

“PartyLite Europe is a key strength for Blyth,” Mr. Goergen stated, “and we continue to expect strong sales and profits from this important market.  Nevertheless, the current debt crisis has impacted consumer buying patterns, resulting in a challenging third quarter in Europe.”

Normalized earnings per share adjusted for discontinued operations and ViSalus’ equity incentive charges were $0.32 this year versus a loss of $0.14 in last year’s third quarter.  Diluted earnings per share for the third quarter were $0.10 this year compared to earnings of $0.31 last year.

As previously announced Blyth sold its Midwest-CBK wholesale business and exited Boca Java in 2011.  As a result, the Company recorded a loss from discontinued operations of $0.02 per share during the third quarter this year versus earnings from discontinued operations of $0.46 per share last year. Due to the impact of the Midwest-CBK sale, the exit of the Boca Java business and the ViSalus equity incentive plan, a summary non-GAAP table reconciling normalized earnings to reported GAAP earnings is provided below.

The summary reconciliation of Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share presented in the attached table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.  In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance.  Management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods.

Blyth consolidates 100% of ViSalus’ sales and operating profit, but only 57.5% of ViSalus’ net earnings are reflected in the Company’s third quarter results as the company adjusts results for the percentage of ViSalus that Blyth does not currently own.  Therefore, the impact of higher third quarter sales and operating profit from ViSalus versus prior year on Blyth’s net earnings is muted due to the adjustment for minority interest, which includes the ViSalus equity incentive charge.

Third Quarter Segment Performance

In the Direct Selling segment, third quarter net sales increased 47% to $172.2 million versus $117.2 million for the same period last year due to significant sales and Promoter growth at ViSalus.  Sales at ViSalus were $73.2 million in this year’s third quarter versus $10.2 million for the same period last year.  ViSalus had over 52,000 independent Promoters at the end of the third quarter.

Total PartyLite sales for the quarter declined 8% to $101.6 million.  PartyLite’s European sales declined 3% in U.S. dollars, translating into a decline of 11% in local currency during the quarter, which management attributes to changes in European consumer purchasing habits resulting from the European debt crisis.  PartyLite’s European active independent sales Consultants total over 27,000 this year versus over 28,000 last year.

PartyLite’s U.S. sales declined 18%. However, on a positive note, active independent sales Consultants totaled approximately 19,000 in the U.S. this year and last year.  In PartyLite Canada, sales declined 7% in U.S. dollars during the quarter, which translated into a decline of 9% in local currency, with active independent sales Consultants totaling over 4,000 this year versus over 5,000 last year.

Third quarter operating profit in the Direct Selling segment was $0.9 million versus $0.4 million in the same period last year. Excluding the $7.3 million ViSalus equity incentive charge this year and $1.1 million last year, the segment’s third quarter operating profit would have been $8.2 million this year versus $1.5 million last year.  Strong sales and profit growth at ViSalus more than offset lower sales and profits at PartyLite versus last year.

In the Catalog & Internet segment, third quarter net sales declined 6% to $31.8 million versus $33.8 million last year, due to a planned reduction in catalog circulation at the Miles Kimball Company and lower sales of seasonal products versus the prior year period.  Third quarter operating income in this segment was breakeven this year versus income of $1.1 million last year.  Lower operating profit versus prior year resulted primarily from reduced sales.

In the Wholesale segment, third quarter net sales increased 13% to $16.2 million from $14.4 million last year driven by higher foodservice sales resulting from price advances taken to offset the impact of increased commodity costs versus last year.  Third quarter operating income in the Wholesale segment was breakeven this year versus a loss of $1.1 million last year.  The improvement in profits was due to the sales increase and to cost savings initiatives.

First Nine Months Fiscal 2012 Performance

Net Sales for the nine months ending October 31, 2011 increased approximately 16% to $591.2 million from $508.5 million reported for the same period a year ago.  Operating profit for the nine months this year was $1.2 million versus $15.0 million a year earlier.  For the first nine months this year, the Company incurred a $15.5 million ViSalus equity incentive charge versus $1.2 million last year.  Excluding the impact of these charges, operating profit would have been $16.7 million this year versus $16.2 million last year.  Sales and profit growth at ViSalus offset lower sales and profits at PartyLite.

Diluted Earnings Per Share for the first nine months was a loss of $0.62 this year versus earnings of $0.91 last year.  The Company recorded a loss from discontinued operations of $6.6 million, or $0.79 per share, during the first nine months of this year for the sale and losses of Midwest-CBK and Boca Java.  Income from discontinued operations of $1.3 million, or $0.15 per share, was recorded last year for the Midwest-CBK and Boca Java. Excluding the impact of discontinued operations and the aforementioned ViSalus equity incentive charges, earnings per share would have been $0.58 this year versus $0.77 last year.   See non-GAAP table below.

The sum of the individual and segment amounts may not equal the reported totals for the quarter for Blyth overall due to rounding.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a multi-channel company primarily focused on direct selling.  We design and market home fragrance products and decorative accessories, as well as weight management products, nutritional supplements and energy drink mixes.  These products are sold through the home party plan method of direct selling and through network marketing, respectively. The Company also designs and markets household convenience items and personalized gifts through the catalog/internet channel, as well as tabletop lighting and chafing fuel for the foodservice trade.  The Company manufactures most of its candles and chafing fuel and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite®, Two Sisters Gourmet® by PartyLite and ViSalus Sciences® brands, to consumers in the catalog/Internet channel under the As We Change®, Miles Kimball®, Exposures®, Walter Drake® and Easy Comforts®, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s most recently filed Annual Report on Form 10-K.

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BLYTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended October 31,	Ended October 31,	Ended October 31,	Ended October 31,
	2011	2010	2011	2010

Net sales	$220,171	$165,386	$591,240	$508,529
Cost of goods sold	83,272	69,689	235,642	208,687
Gross profit	136,899	95,697	355,598	299,842
Selling	94,763	68,599	248,691	205,134
Administrative and other	33,965	25,628	90,161	78,468
ViSalus equity incentive plan	7,328	1,118	15,543	1,207
Total operating expense	136,056	95,345	354,395	284,809
Operating profit (loss)	843	352	1,203	15,033

Other expense (income):
Interest expense	1,564	1,745	4,854	5,235
Interest income	(355)	(203)	(944)	(666)
Foreign exchange and other	409	137	(234)	674
Total other expense	1,618	1,679	3,676	5,243
Earnings (loss) from continuing operations before income taxes	(775)	(1,327)	(2,473)	9,790
Income tax expense (benefit)	(1,996)	357	(4,209)	4,184
Earnings (loss) from continuing operations	1,221	(1,684)	1,736	5,606
Loss from discontinued operations, net of income tax	(531)	3,806	(4,007)	1,314
Loss on sale of discontinued operations, net of income tax	375	-	(2,585)	-
Net earnings (loss)	1,065	2,122	(4,856)	6,920
Less: Net earnings (loss) attributable to noncontrolling interests	271	(458)	344	(908)
Net earnings (loss) attributable to Blyth, Inc.	$794	$2,580	$(5,200)	$7,828

Basic:
Net earnings (loss) from continuing operations attributable per Blyth, Inc. common share	$0.12	$(0.15)	$0.17	$0.77
Net loss from discontinued operations attributable per Blyth, Inc. common share	(0.02)	0.46	(0.80)	0.15
Net earnings (loss) attributable per Blyth, Inc. common share	$0.10	$0.31	$(0.63)	$0.92
Weighted average number of shares outstanding	8,269	8,267	8,277	8,527

Diluted:
Net earnings (loss) from continuing operations attributable per Blyth, Inc. common share	$0.12	$(0.15)	$0.17	$0.76
Net loss from discontinued operations attributable per Blyth, Inc. common share	(0.02)	0.46	(0.79)	0.15
Net earnings (loss) attributable per Blyth, Inc. common share	$0.10	$0.31	$(0.62)	$0.91
Weighted average number of shares outstanding	8,325	8,267	8,331	8,572

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

			October 31, 2011	October 31, 2010
Assets
Cash and Cash Equivalents			$158,769	$116,956
Short Term Investments			23,029	-
Accounts Receivable, Net			16,222	18,076
Inventories			114,765	111,587
Property, Plant & Equipment, Net			85,917	90,441
Other Assets			89,206	72,444
Discontinued operations			-	82,108
			$487,908	$491,612

Liabilities and Stockholders' Equity
Bank and Other Debt			$7,103	$11,089
Bond Debt			93,959	99,935
Other Liabilities			192,505	132,104
Discontinued operations			-	9,888
Equity			194,341	238,596
			$487,908	$491,612

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss) Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	October 31, 2011		October 31, 2010
	Dollars	EPS	Dollars	EPS

Non-GAAP normalized earnings (loss)	$2,675	$0.32	$(1,160)	$(0.14)

Non-GAAP Adjustment:

ViSalus Equity Incentive Plan (EIP)	(1,725)	(0.21)	(66)	(0.01)

GAAP Net earnings (loss) from discontinued operations, net of income tax	(156)	(0.02)	3,806	0.46

GAAP Net earnings (loss) attributable to Blyth, Inc.	$794	$0.10	$2,580	$0.31

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss) Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended		Nine Months Ended
	October 31, 2011		October 31, 2010
	Dollars	EPS	Dollars	EPS

Non-GAAP normalized earnings (loss)	$4,790	$0.58	$6,631	$0.77

Non-GAAP Adjustment:

ViSalus Equity Incentive Plan (EIP)	(3,398)	(0.41)	(117)	(0.01)

GAAP Net earnings (loss) from discontinued operations, net of income tax	(6,592)	(0.79)	1,314	0.15

GAAP Net earnings (loss) attributable to Blyth, Inc.	$(5,200)	$(0.62)	$7,828	$0.91

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.